Exhibit 99.1

MEDIA CONTACT:

Farley Kern

312 780 5506

farley.kern@hyatt.com

INVESTOR CONTACT:

Atish Shah

312 780 5427

atish.shah@hyatt.com

HYATT PLANS TO ENTER THE ALL-INCLUSIVE RESORT SEGMENT

CHICAGO (July 19, 2013) – Hyatt Hotels Corporation (NYSE: H) today announced that a wholly owned Hyatt subsidiary plans to enter the all-inclusive segment in partnership with Playa Hotels & Resorts B.V. (“Playa”). Playa was created with the goal of becoming a leading owner, operator and developer of all-inclusive resorts. Hyatt expects to invest a total of $325 million, consisting of $100 million for an approximate 20 percent ownership stake in Playa and $225 million for convertible preferred stock in Playa.

Playa’s hotel portfolio will include 13 resorts totaling approximately 5,800 rooms across the Dominican Republic, Mexico and Jamaica. In connection with the Hyatt investment, Playa will enter into franchise agreements with Hyatt for six of the 13 resorts, or approximately 2,800 rooms, which will operate under Hyatt brands following the completion of significant renovations.

Under an agreement with Hyatt, Playa will pursue the acquisition or development of new all-inclusive resort opportunities under Hyatt’s brands and it will also have certain rights to operate Hyatt-branded all-inclusive resorts in five Latin American and Caribbean countries on an exclusive basis through 2018.

“The all-inclusive segment has grown rapidly over the past 20 years,” said Stephen Haggerty, global head, real estate and capital strategy for Hyatt. “This transaction will position us to introduce Hyatt’s authentic hospitality to a new guest base, while offering great new resort options in sought-after destinations to our existing guests. Our agreement with Playa also provides us with a platform for future global growth in an attractive segment, and our investment is structured to generate strong returns through our common and preferred interests as well as recurring franchise fees.”

The first two Hyatt-branded all-inclusive resorts, located in Mexico, will be introduced later this year following multimillion-dollar renovations of existing properties. Four additional Hyatt-branded resorts in Jamaica, Mexico and the Dominican Republic are expected to be introduced in 2014 and 2015.

The Hyatt investment is subject to closing conditions, including, among other things, approval by relevant authorities and completing certain other transactions. The investment is expected to occur during the third quarter of 2013, although there can be no assurance when or if such transaction will be consummated.

The term “Hyatt” is used in this release for convenience to refer to Hyatt Hotels Corporation or one or more of its affiliates.

About Hyatt Hotels Corporation

Hyatt Hotels Corporation, headquartered in Chicago, is a leading global hospitality company with a proud heritage of making guests feel more than welcome. Thousands of members of the Hyatt family strive to make a difference in the lives of the guests they encounter every day by providing authentic hospitality. The Company’s subsidiaries manage, franchise, own and develop hotels and resorts under the Hyatt®, Park Hyatt®, Andaz®, Grand Hyatt®, Hyatt Regency®, Hyatt Place® and Hyatt House® brand names and have locations on six continents. Hyatt Residential Group, Inc., a Hyatt Hotels Corporation subsidiary, develops, operates, markets or licenses Hyatt ResidencesTM and Hyatt Residence ClubTM. As of March 31, 2013, the Company’s worldwide portfolio consisted of 508 properties in 46 countries. For more information, please visit www.hyatt.com.

Forward-Looking Statements

Forward-Looking Statements in this press release, which are not historical facts, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Our actual results, performance or achievements may differ materially from those expressed or implied by these forward-looking statements. In some cases, you can identify forward-looking statements by the use of words such as “may,” “could,” “expect,” “intend,” “plan,” “seek,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” “continue,” “likely,” “will,” “would” and variations of these terms and similar expressions, or the negative of these terms or similar expressions. Such forward-looking statements are necessarily based upon estimates and assumptions that, while considered reasonable by us and our management, are inherently uncertain. Factors that may cause actual results to differ materially from current expectations include, among others, general economic uncertainty in Latin America and the Caribbean; lack of acceptance of new brands or innovation; changes in the tastes and preferences of our customers; the financial condition of, and our relationships with franchisees and our joint venture partners; risk associated with potential acquisitions, including governmental approvals; changes in the competitive environment in our industry and the markets where we operate; changes in federal, state, local or foreign tax law; and other risks discussed in the Company’s filings with the U.S. Securities and Exchange Commission, including our Annual Report on Form 10-K, which filings are available from the SEC. We caution you not to place undue reliance on any forward-looking statements, which are made as of the date of this press release. We undertake no obligation to update publicly any of these forward-looking statements to reflect actual results, new information or future events, changes in assumptions or changes in other factors affecting forward-looking statements, except to the extent required by applicable laws. If we update one or more forward-looking statements, no inference should be drawn that we will make additional updates with respect to those or other forward-looking statements.